EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION
ANNOUNCES FIRST QUARTER 2004 RESULTS

     (Fort Smith, Arkansas, April 21, 2004) — Arkansas Best Corporation (Nasdaq: ABFS) today announced first quarter 2004 net income of $4.5 million, or $0.18 per diluted common share. During the first quarter of 2003, the company reported a net loss of $734,000, or $0.03 per common share, which included a $9.0 million pre-tax ($0.22 per common share) charge related to Arkansas Best’s interest rate swap. Excluding this charge, first quarter 2003 earnings were $0.19 per common share.

ABF Freight System, Inc.

     ABF’s revenue during the first quarter of 2004 was $346.1 million, a per-day increase of 3.0% compared to first quarter 2003 revenue of $330.8 million. These figures reflect a revenue reclassification in both years, which is discussed below. First quarter 2004 operating income at ABF was $8.7 million compared to $11.1 million during the first quarter of 2003. ABF’s first quarter 2004 operating ratio was 97.5% versus an operating ratio of 96.6% during the first quarter of 2003. “Because of low business levels in January and February, ABF’s normal cost increases had a greater impact on first quarter margins,” said Robert A. Young III, Arkansas Best President and Chief Executive Officer. “March’s average LTL daily tonnage was approximately 10% above that in January and over 4% above that in February. The availability of additional business in March translated into a significant improvement in ABF’s bottom-line results over January and February.”

     ABF’s LTL tonnage per day increased slightly by 0.3% during the first three months of 2004 compared to the same period last year. “Looking at the individual months of this year’s first quarter, profitability improvements were consistent with positive changes in business.

During January, when LTL tonnage per day was 2.3% below last year, ABF’s operating ratio was 101.5%. In February, when LTL tonnage levels increased 1.4% over last year, ABF’s operating ratio improved to 97.9%. In March, when daily LTL tonnage was 1.3% better than March 2003, ABF’s 93.7% operating ratio reflected further margin improvement,” said Mr. Young.

     “Through the first nineteen days of April, average daily tonnage figures in our core LTL business are approximately 5% higher than the comparable period last year. We are encouraged by the positive tonnage pattern ABF is experiencing so far in the second quarter,” said Mr. Young.

     Billed LTL revenue per hundredweight, excluding fuel surcharge, was $23.47, an increase of 2.0% over last year’s first quarter figure of $23.02. Yield comparisons with last year’s first quarter are affected by freight profile differences. Shipments added in the first quarter of 2003 as a result of the September 2002 closure of Consolidated Freightways were generally smaller and moved longer distances. These profile characteristics increased ABF’s first quarter 2003 yields. Growth in average shipment size and a reduction in length of haul caused some decline in first quarter 2004 revenue per hundredweight. Without these profile changes, ABF’s first quarter billed LTL revenue per hundredweight, excluding fuel surcharge, increased by 2.4% over first quarter last year.

     ABF’s truckload tonnage per day improved by 10.0% during the first quarter when compared to last year. “The number of larger shipments increased during the first quarter, as the federal Hours of Service Regulations prompted the move of these shipments from truckload carriers. In addition, during the first half of the quarter, ABF was more active in the volume spot market in an attempt to increase capacity utilization to offset seasonally soft business levels. ABF did benefit from handling these additional truckload shipments. However, the competitive pricing necessary to obtain these one-time shipments produced margins that were below those of ABF’s normal business. As a result, ABF’s overall first quarter operating ratio increased,” said Mr. Young. “As LTL tonnage trends improved during the second half of the quarter, ABF was more selective in the spot quotation market, increasing prices and margins. As seasonal LTL business levels continue to increase in the coming months, ABF should continue to see improved margins on these volume shipments.”

     ABF is in the midst of an ongoing initiative to reduce transit-time delivery standards and to further improve the on-time reliability of transit-time service to its customers. To accomplish this goal, technology is being utilized to improve the focus of ABF’s system resources. So far, this activity has resulted in a year-over-year reduction of shipment deliveries not meeting ABF’s transit-time standards by nearly one half. “The operational focus associated with these improved services has increased ABF’s costs, though they are difficult to quantify because they affect so many areas of ABF’s operation. However, these changes are being made to provide better, more reliable transit times for our customers,” said Mr. Young. “In addition, ABF believes these changes will generate future opportunities for new revenue growth.”

     Depreciation expenses were above last year’s first quarter by approximately $1.1 million. Approximately $870,000 of the additional depreciation costs were associated with new trailers and with road tractors converted to city tractors, both of which were replacements for older equipment. Arkansas Best previously disclosed an expected additional increase in first quarter 2004 depreciation of approximately $750,000 due to the downward adjustment of equipment salvage values. Because of improvements in the market for equipment values, first quarter 2004 depreciation cost increases related to salvage value reductions are only $250,000.

     First quarter productivity measures at ABF, on a bills-per-hour basis, were below those seen during the first quarter of 2003. “However, the first quarter weight-per-shipment increase reduced the bills-per-hour productivity measure of ABF’s workforce. On a weight-per-hour basis, which is a better measure considering the profile change, productivity improved by 1.6%,” said Mr. Young.

ABF Revenue Reclassification

     First quarter 2004 revenue includes the effect of a reclassification to record revenue associated with certain shipments where ABF utilizes a third-party carrier for pickup or delivery. The same reclassification has been made for first quarter 2003. This applies to shipments where ABF retains the primary obligation to provide services to the customer and where ABF maintains the responsibility for collection of accounts receivable and handling of cargo claims. This revenue will now be recorded on a gross basis, with expenses paid to the third-party carrier recorded in the “purchased transportation” category, rather than on a net basis where the expense of the third-party carrier is netted against revenue. This reclassification increases ABF’s revenue by nearly two percent, has no impact on ABF’s operating income and a minimal impact on ABF’s operating ratio.

Clipper

     Clipper’s first quarter 2004 revenue was $20.9 million. Excluding the revenue associated with Clipper’s LTL freight business, whose sale was closed on December 31, 2003, Clipper’s revenue in the first quarter of 2003 was $19.8 million. “Clipper’s intermodal business segment continued to experience strong revenue growth as shown by a 13.3% per-day increase over last year. Though offset by revenue declines in other divisions, this was the main reason for Clipper’s total revenue increase, excluding LTL,” said Mr. Young.

     Clipper’s first quarter 2004 operating ratio was 102.8% compared to a 2003 first quarter operating ratio, excluding LTL, of 100.6%. “Revenues and margins at Clipper’s temperature-controlled division were down versus last year as fewer shipments were available for handling,” said Mr. Young. “In addition, the loss of the sales support previously provided by Clipper’s LTL division contributed to lost business and a shipment decline in its brokerage unit. Finally, Clipper was not able to grow the revenues of the remaining business units to cover its overhead costs. Moving beyond the historically weak first quarter, seasonal increases in business should provide additional revenues to help cover these costs.”

     During the first quarter, which is typically the least profitable, Clipper continued to adjust its mix of accounts in order to identify those with the potential for good margins. Following its exit from the LTL business, Clipper believes that the long-term profitability of its remaining operations should improve.

Pension

     Arkansas Best previously provided an estimated range of $6 million to $7 million for its 2004 pension expense. Due primarily to errors in the estimates made by Arkansas Best’s actuaries, pension expense will actually be $9.5 million for the full year 2004. This compares to 2003 pension expense of $11.1 million. Arkansas Best now anticipates making a $1 million to $2 million, tax-deductible contribution to its pension plan in the second quarter of 2004.

Common Stock Purchase

     During the first quarter of 2004, Arkansas Best made open-market purchases, totaling 131,400 shares, of its common stock. The total purchase price for these transactions was $3.9 million. These common shares were added to the company’s treasury stock. Since February 2003, as a part of a previously announced program to repurchase up to a maximum of $25 million of its common stock, Arkansas Best has purchased a total of 331,400 shares totaling $8.7 million. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.

Conference Call

     Arkansas Best Corporation will host a conference call with company executives to discuss the 2004 first quarter results. The call will be today, Wednesday, April 21, at 11:00 a.m. EDT (10:00 a.m. CDT). Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through Friday, April 30. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 6652666. The conference call and playback can also be accessed, through April 30, on Arkansas Best’s Internet Web site at www.arkbest.com.

Company Description

     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

Forward-Looking Statements

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (“SEC”) public filings.

     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31
	2004	2003
	($ thousands, except share and per share data)
OPERATING REVENUES(1)	$374,844	$366,139
OPERATING EXPENSES AND COSTS(1)	366,554	356,285

OPERATING INCOME	8,290	9,854

OTHER INCOME (EXPENSE)
Net losses on sales of property and other	(56)	—
Fair value changes and payments on interest rate swap(2)	(438)	(9,036)
Interest expense	(71)	(1,940)
Other, net	(253)	(112)

	(818)	(11,088)

INCOME (LOSS) BEFORE INCOME TAXES	7,472	(1,234)

FEDERAL AND STATE INCOME TAXES
Current	2,305	(175)
Deferred	706	(325)

	3,011	(500)

NET INCOME (LOSS)	$4,461	$(734)

NET INCOME (LOSS) PER COMMON SHARE
Basic:
NET INCOME (LOSS) PER SHARE	$0.18	$(0.03)

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	24,984,285	24,892,430

Diluted:
NET INCOME (LOSS) PER SHARE	$0.18	$(0.03)

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,389,786	24,892,430

CASH DIVIDENDS PAID PER COMMON SHARE	$0.12	$0.08

(1)	Beginning this quarter, there has been a reclassification between revenue and expense associated with certain shipments where ABF utilizes a third-party carrier for pickup or delivery of freight. This applies to shipments where ABF retains the primary obligation to provide services to the customer. The amounts reclassified were $6.4 million in the first quarter 2004 and $6.6 million in the first quarter 2003.

(2)	The first quarter 2003 includes a pre-tax noncash charge of $8.5 million, due to no longer forecasting interest payments on $110.0 million of borrowings.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2004	2003
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$8,023	$5,251
Accounts receivable, less allowances (2004 - $3,323; 2003 - $3,558)	133,041	132,320
Prepaid expenses	14,412	8,600
Deferred income taxes	27,847	27,006
Federal and state income taxes prepaid	1,696	—
Other	3,196	3,400

TOTAL CURRENT ASSETS	188,215	176,577

PROPERTY, PLANT AND EQUIPMENT
Land and structures	218,839	215,476
Revenue equipment	373,656	370,102
Service, office and other equipment	108,522	107,066
Leasehold improvements	13,148	13,048

	714,165	705,692
Less allowances for depreciation and amortization	369,415	358,564

	344,750	347,128
PREPAID PENSION COSTS	30,516	32,887

OTHER ASSETS	67,653	68,572

ASSETS HELD FOR SALE	8,175	8,183

GOODWILL, less accumulated amortization (2004 and 2003 - $32,037)	63,871	63,878

	$703,180	$697,225

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	March 31	December 31
	2004	2003
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$8,341	$8,861
Accounts payable	62,070	55,764
Federal and state income taxes	—	2,816
Accrued expenses	131,676	125,148
Current portion of long-term debt	366	353

TOTAL CURRENT LIABILITIES	202,453	192,942

LONG-TERM DEBT, less current portion	1,760	1,826

FAIR VALUE OF INTEREST RATE SWAP	5,464	6,330

OTHER LIABILITIES	63,369	66,284

DEFERRED INCOME TAXES	30,662	29,106

FUTURE MINIMUM RENTAL COMMITMENTS, NET (2004 - $49,357; 2003 - $49,615)	—	—

OTHER COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2004: 25,367,549; 2003: 25,295,984 shares	254	253
Additional paid-in capital	218,928	217,781
Retained earnings	194,081	192,610
Treasury stock, at cost, 2004: 391,182; 2003: 259,782 shares	(9,683)	(5,807)
Accumulated other comprehensive loss	(4,108)	(4,100)

TOTAL STOCKHOLDERS’ EQUITY	399,472	400,737

	$703,180	$697,225

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31
	2004	2003
	($ thousands)
OPERATING ACTIVITIES
Net income (loss)	$4,461	$(734)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,317	12,332
Other amortization	73	86
Provision for losses on accounts receivable	558	176
Provision for deferred income taxes	706	(325)
Fair value of interest rate swap	(866)	9,036
Loss on sales of assets and other	24	126
Changes in operating assets and liabilities:
Receivables	(1,331)	(1,991)
Prepaid expenses	(5,813)	(8,080)
Other assets	2,935	(5,510)
Accounts payable, bank drafts payable, taxes payable, accrued expenses and other liabilities	5,747	(118)

NET CASH PROVIDED BY OPERATING ACTIVITIES	19,811	4,998

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10,054)	(7,574)
Proceeds from asset sales	287	253
Capitalization of internally developed software and other	(1,096)	(893)

NET CASH USED BY INVESTING ACTIVITIES	(10,863)	(8,214)

FINANCING ACTIVITIES
Borrowings under revolving credit facilities	33,800	9,700
Payments under revolving credit facilities	(33,800)	(34,700)
Payments on long-term debt	(54)	(47)
Net decrease in bank overdraft	(405)	(3,351)
Dividends paid on common stock	(2,990)	(1,992)
Purchase of treasury stock	(3,876)	(2,344)
Other, net	1,149	347

NET CASH USED BY FINANCING ACTIVITIES	(6,176)	(32,387)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,772	(35,603)
Cash and cash equivalents at beginning of period	5,251	39,644

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,023	$4,041

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA
AND OPERATING RATIOS (Unaudited)

	Three Months Ended
	March 31
	2004		2003
	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)(2)
LTL	$317,958		$306,244
TL	28,154		24,535

Total	346,112		330,779

Clipper	20,906		28,492
Other revenues and eliminations	7,826		6,868

Total consolidated operating revenues	$374,844		$366,139

OPERATING EXPENSES AND COSTS

ABF Freight System, Inc.(1)
Salaries and wages	$229,306	66.3%	$217,943	65.9%
Supplies and expenses	46,669	13.5	43,748	13.2
Operating taxes and licenses	10,277	3.0	9,683	2.9
Insurance	5,218	1.5	5,593	1.7
Communications and utilities	3,833	1.1	3,811	1.2
Depreciation and amortization	11,560	3.3	10,457	3.2
Rents and purchased transportation(2)	29,525	8.5	27,709	8.4
Other	1,016	0.3	619	0.1
(Gain) loss on sale of equipment	(35)	—	127	—

	337,369	97.5%	319,690	96.6%

Clipper
Cost of services	19,291	92.3%	24,977	87.7%
Selling, administrative and general	2,188	10.5	4,002	14.0
Loss on sale of equipment	2	—	—	—

	21,481	102.8%	28,979	101.7%

Other expenses and eliminations	7,704		7,616

Total consolidated operating expenses and costs	$366,554		$356,285

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$8,743		$11,089
Clipper	(575)		(487)
Other and eliminations	122		(748)

Total consolidated operating income	$8,290		$9,854

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

(2)	Beginning this quarter, there has been a reclassification between revenue and expense associated with certain shipments where ABF utilizes a third-party carrier for pickup or delivery of freight. This applies to shipments where ABF retains the primary obligation to provide services to the customer. The amounts reclassified were $6.4 million in the first quarter 2004 and $6.6 million in the first quarter 2003.

ARKANSAS BEST CORPORATION
FINANCIAL STATISTICS AND GAAP EARNINGS RECONCILIATIONS (Unaudited)

Rolling Twelve Months
Ended
March 31, 2004
FINANCIAL STATISTICS

After-Tax Return on Stockholders’ Equity (net income / average equity)	13.57%

Debt-to-Equity Ratio	0.01:1

After-Tax Return on Capital Employed (1)	12.69%

(1)	(Net income + interest after tax) / (average total debt + average equity)

RECONCILIATIONS OF GAAP EARNINGS AND EARNINGS PER SHARE

	Three Months Ended
	March 31, 2003
	Net	Earnings
	Income	Per Share
	($ thousands, except per share data)
Arkansas Best Corporation
GAAP net loss	$(734)	$(0.03)
Plus interest rate swap charge, net of tax benefits	5,462	0.22

Net income, excluding above items	$4,728	$0.19

	Three Months Ended
	March 31, 2003
		Operating
	Revenue	Loss	O.R.%
	($ thousands)
Clipper — Pre-tax
Clipper GAAP	$28,492	$(487)	101.7%
Less Clipper LTL	(8,672)	(376)	104.3

Clipper, excluding LTL	$19,820	$(111)	100.6%

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE MONTHS ENDED MARCH 31, 2004

		Three Months Ended March 31
		2004	2003	% Change
Billed Revenue*/CWT	LTL	$24.52	$24.07	1.9%
	TL	$8.77	$8.53	2.8%
	Total	$21.40	$21.21	0.9%

Billed Revenue*/CWT	LTL	$23.47	$23.02	2.0%
(w/o FSC)	TL	$8.39	$8.31	1.0%
	Total	$20.48	$20.31	0.9%

Billed Revenue*/Shipment	LTL	$241.84	$232.91	3.8%
	TL	$1,436.14	$1,376.08	4.4%
	Total	$259.39	$248.20	4.5%

Billed Revenue*/Shipment	LTL	$231.47	$222.71	3.9%
(w/o FSC)	TL	$1,374.05	$1,340.62	2.5%
	Total	$248.26	$237.67	4.5%

Tonnage	LTL	651,446	639,198	1.9%
(tons)	TL	161,304	144,418	11.7%

	Total	812,750	783,616	3.7%

Shipments	LTL	1,321,242	1,321,093	0.0%
	TL	19,701	17,914	10.0%

	Total	1,340,943	1,339,007	0.1%

*	Billed revenue does not include revenue deferral required for financial statement purposes under the Company’s revenue recognition policy. Beginning this quarter, there has been a reclassification between revenue and expense associated with certain shipments where ABF utilizes a third-party carrier for pickup or delivery of freight. This applies to shipments where ABF retains the primary obligation to provide services to the customer. The amounts reclassified were $6.4 million in the first quarter 2004 and $6.6 million in the first quarter 2003.

There were 64 workdays in the three months ended March 31, 2004 and 63 workdays in the three months ended March 31, 2003. Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6157

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200

END OF RELEASE